EXHIBIT 10.1




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                            ASSET PURCHASE AGREEMENT

                          DATED AS OF NOVEMBER 1, 2005

                                 BY AND BETWEEN

                ABLE LABORATORIES, INC., AS DEBTOR-IN-POSSESSION

                                       AND

               SUN PHARMACEUTICAL INDUSTRIES LIMITED, AS PURCHASER


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                                Table of Contents



      ARTICLE I
      DEFINITIONS...........................................................

      1.1   Definitions.....................................................

      ARTICLE II
      SALE OF ASSETS........................................................

      2.1   Purchase and Sale of Assets.....................................
      2.2   Excluded Assets.................................................
      2.3   Assumed Liabilities.............................................
      2.4   Excluded Liabilities............................................
      2.5   Purchase Price..................................................
      2.6   Deposit.........................................................
      2.7   Allocation of Purchase Price....................................

      ARTICLE III
      THE CLOSING...........................................................

      3.1   Closing Date....................................................
      3.2   Prorations as of the Closing Date...............................

      ARTICLE IV
      REPRESENTATIONS AND WARRANTIES OF SELLER..............................

      4.1   Organization....................................................
      4.2   Authorization...................................................
      4.3   Subsidiaries....................................................
      4.4   No Conflict; Required Filings and Consents......................
      4.5   No Consents.....................................................
      4.6   Property........................................................
      4.7   Intellectual Property...........................................
      4.8   Litigation, etc.................................................
      4.9   Environmental Matters...........................................
      4.10  Material Contracts..............................................
      4.11  Permits.........................................................

      ARTICLE V
      REPRESENTATIONS AND WARRANTIES OF PURCHASER...........................

      5.1   Organization....................................................
      5.2   Authorization; Validity.........................................
      5.3   No Conflict.....................................................
      5.4   No Consents.....................................................
      5.5   No Litigation...................................................
      5.6   Financial Wherewithal...........................................

      ARTICLE VI
      COVENANTS AND AGREEMENTS..............................................

      6.1   Further Actions.................................................
      6.2   Notices and Consents............................................
      6.3   Operation of Transferred Assets.................................
      6.4   Seller's Chapter 11 Bankruptcy Case.............................
      6.5   Access to Information...........................................
      6.6   Employee Benefit Arrangements...................................
      6.7   Consents and Commercially Reasonable Efforts....................
      6.8   Tax Reporting and Other Tax Matters.............................
      6.9   Assumed and Assigned Contracts; Excluded Contracts..............
      6.10  Transfer Taxes..................................................
      6.11  Bankruptcy Filings..............................................
      6.12  Cranbury Lease..................................................
      6.13  Title Insurance; Survey.........................................
      6.14  Power of Attorney; Right of Endorsement, Etc....................
      6.15  Original Documentation..........................................
      6.16  Filings.........................................................
      6.17  Non-Disturbance Agreement.......................................
      6.18  Confidentiality.................................................

      ARTICLE VII
      CONDITIONS TO OBLIGATIONS.............................................

      7.1   Conditions to Obligations of Seller.............................
      7.2   Conditions to the Obligations of Purchaser......................

      ARTICLE VIII
      CLOSING...............................................................

      8.1   Closing Transactions............................................
      8.2   Deliveries by Seller to Purchaser...............................
      8.3   Deliveries by Purchaser to Seller...............................

      ARTICLE IX
      TERMINATION...........................................................

      9.1   Termination.....................................................
      9.2   Status of Agreement after Termination...........................
      9.3   Fees and Expenses...............................................
      9.4   Exclusive Remedy................................................

      ARTICLE X
      GENERAL PROVISIONS....................................................

      10.1  Survival........................................................
      10.2  Notices.........................................................
      10.3  Binding Effect; Benefits........................................
      10.4  Public Announcements............................................
      10.5  Entire Agreement................................................
      10.6  Waivers and Amendments..........................................
      10.7  Counterparts....................................................
      10.8  Headings........................................................
      10.9  Assignment......................................................
      10.10 Applicable Law..................................................
      10.11 Jurisdiction....................................................
      10.12 Waiver of Jury Trial............................................
      10.13 Severability....................................................
      10.14 Third Party Beneficiaries.......................................
      10.15 Disbursements by Seller.........................................
      10.16 Construction....................................................

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                                    SCHEDULES

      Schedule 1.1(a)   Patents
      Schedule 2.1(b)   Pre-paid Equipment
      Schedule 2.2      Excluded Assets
      Schedule 4.5      Consents
      Schedule 4.6      Real Property
      Schedule 4.6(p)   Material Tangible Property
      Schedule 4.7      Intellectual Property
      Schedule 4.8      Litigation
      Schedule 4.9      Environmental Matters
      Schedule 4.10(a)  Material Contracts
      Schedule 4.11     Permits
      Schedule 6.9(a)   Assumed Contracts

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                            ASSET PURCHASE AGREEMENT

            THIS ASSET PURCHASE AGREEMENT (this "Agreement") dated as of November 1, 2005, by and between ABLE LABORATORIES, INC., a Delaware corporation ("Seller"), and SUN PHARMACEUTICAL INDUSTRIES LIMITED, an India corporation (together with any successor corporation or permitted assign, "Purchaser").

                                    RECITALS

            WHEREAS, Seller is currently in possession of certain assets as Debtor-in-Possession pursuant to Title 11, U.S. Code, 11 U.S.C. ss.ss.101-1330 as amended (the "Bankruptcy Code"), in Case No. 05-33129-RTL (hereinafter referred to as the "Bankruptcy Case"), presently pending in the United States Bankruptcy Court for the District of New Jersey (hereinafter referred to as the "Bankruptcy Court"), and Seller, upon proper approval and authorization from the Bankruptcy Court, may sell and assign assets outside of the ordinary course of business;

            WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of the Transferred Assets (as defined below) free and clear of all Liens other than Assumed Liabilities; and

            WHEREAS, time is of the essence in completing the sale by Seller to Purchaser of the Transferred Assets.

            NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

            1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

            Action. Any action, suit, charge, claim, summons, complaint, lawsuit, investigation, citation, request for investigation, report or notice of alleged violation of Law, arbitration, audit or legal proceeding of any nature filed with or made to or by any private party or Governmental Authority or organization having jurisdiction or authority over Seller, its assets, its property or its operations.

            Affiliate. As defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

            Agreement. This Asset Purchase Agreement, together with all Schedules referred to herein, as the same may be amended, supplemented or otherwise modified from time to time.

            Alternative Transaction.  As defined in Section 6.4(b).

            ANDAs. As defined in Section 2.1(f).

            Approval Order. An Order or Orders of the Bankruptcy Court in a form reasonably satisfactory to Seller and Purchaser that, among other things, (i) authorizes and approves the sale to Purchaser pursuant to this Agreement of the Transferred Assets, and approves the terms of this Agreement, (B) finds that Purchaser is acting in good faith and is entitled to the protections of a buyer under section 363(m) of the Bankruptcy Code and (C) contains such other findings and provisions as may be reasonably requested by Purchaser (including a finding that notice of the transactions contemplated by this Agreement has been properly given) to assure that (1) title to the Transferred Assets will be transferred to Purchaser free and clear of all Liens (other than the Assumed Liabilities) and any such Liens shall attach solely to the Total Purchase Price, (2) Seller will be duly authorized to execute and deliver such instruments as are required to be executed and delivered pursuant to the terms of this Agreement, and (3) Seller, upon assuming and assigning to Purchaser each of the Assumed Contracts will have properly assumed and assigned the same, and that upon payment of Cure Amounts being made, there will be no defaults thereunder as of the Closing Date unless such defaults would not have a material adverse effect on the condition of the Transferred Assets and that the assignment and transfer of same to Purchaser will not constitute a default thereunder.

            Assumed Contracts. All Contracts set forth on Schedule 6.9(a). When used in Article IV, "Assumed Contracts" shall refer to those Contracts listed on
Schedule 6.9(a) (i) as of the date of this Agreement, and (ii) as of the Closing Date as modified pursuant to Section 6.9(a).

            Assumed Liabilities. All liabilities and obligations of Seller arising out of the Assumed Contracts (excluding any liabilities and obligations attributable to any breach or default by Seller thereunder) following the Closing Date.

            Assumption Agreement. The Assignment and Assumption Agreement to be entered into by and between Purchaser and Seller at the Closing in a form reasonably satisfactory to Purchaser and Seller.

            Bankruptcy Case.  As defined in the Recitals hereto.

            Bankruptcy Code.  As defined in the Recitals hereto.

            Bankruptcy Court. As defined in the Recitals hereto.

            Bidding Procedures Motion. The Motion filed by Seller on October 7, 2005, with the Bankruptcy Court seeking, among other things, the entry of the Bidding Procedures Order.

            Bidding Procedures Order. An Order of the Bankruptcy Court in form and substance satisfactory to Purchaser that, among other things, (i) grants the Bidding Procedures Motion, (ii) approves the Break-up Fee on the terms and conditions set forth in Section 9.3 hereof and (iii) establishes a date by which bids for Alternative Transactions must be submitted by bidders and establishes procedures for the auction process.

            Bill of Sale. The Bill of Sale to be executed by Seller in a form reasonably satisfactory to Seller and Purchaser.

            Business Day. A day that is not a Saturday, Sunday or legal holiday in the States of New Jersey and Michigan.

            Claims. As defined in section 101 of the Bankruptcy Code.

            Closing. As defined in Section 3.1.

            Closing Cash Payment. As defined in Section 2.5(b).

            Closing Date. As defined in Section 3.1.

            Code. Internal Revenue Code of 1986, as amended.

            Consent. Any consent, waiver, approval, permit or authorization of, notice to, or designation, registration, declaration or filing with, any Person.

            Contract. Any written or oral contract, agreement, understanding, lease, license, note, plan, instrument, commitment, restriction, arrangement, obligation, undertaking or authorization of any kind or character.

            Cranbury Lease. That certain Lease Agreement dated September 17, 2003 between Matrix Cranbury Associates, LLC, as lessor, and Seller, as lessee, with respect to the Leased Real Property.

            Cure Amounts. Any amounts due under any Assumed Contract including, without limitation, any amounts necessary to cure existing pre-petition and post-petition defaults which are required to be cured or paid by Seller in order for Purchaser to assume the Assumed Contracts, if any.

            Deposit. An aggregate amount in cash equal to $4,629,000 wire transferred to Seller, or at the request of Purchaser, transferred pursuant to the Escrow Agreement, within twenty-four (24) hours of Purchaser's execution of this Agreement. Seller acknowledges receipt of $3,471,750 of the Deposit.

            Environment. As defined in Section 4.9(a).

            Environmental Law.  As defined in Section 4.9(a).

            Environmental Liabilities.  As defined in Section 4.9(a).

            Environmental Permits.  As defined in Section 4.9(a).

            Escrow Agreement. An escrow agreement in form and substance reasonably acceptable to Seller and Purchaser, entered into after the date of this Agreement.

            Excluded Assets. As defined in Section 2.2.

            Excluded Contracts. As defined in Section 6.9(b).

            Excluded Liabilities. As defined in Section 2.4.

            Final Order. An order of the Bankruptcy Court, the operation or effect of which has not been stayed, and which is not subject to any pending appeal, request for leave to appeal or request for reconsideration.

            Governmental Authority. Any federal, state, county, local, foreign or other governmental or public agency, court, arbitrator, tribunal, administrative agency, instrumentality, commission, authority, board or body.

            Hazardous Materials.  As defined in Section 4.9(a).

            Hazardous Materials Contamination.  As defined in Section 4.9(a).

            Intellectual Property. (a) all United States and foreign patents and patent applications, now owned or hereafter acquired by Seller, including, without limitation, the inventions and improvements described and claimed therein, and all licenses thereof and the reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof, including those set forth on Schedule 1.1(a) ("Patents"); (b) all United States and foreign copyrights, registered or unregistered, in all copyrightable works including all registrations and applications therefor and all licenses thereof and any renewals or extensions of the registrations therefor that may be secured under the laws now or hereafter in effect in the United States or any other country or countries ("Copyrights"); (c) with respect only to pharmaceutical products developed, manufactured and/or sold by Seller, all United States and foreign trademarks, trade names, trade styles, service marks, logos, other source of identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature, trademark registrations and applications for registration, now owned by Seller and all licenses thereof (collectively, the "Trademarks"); (d) together with (i) the goodwill of the business connected with the use of, and symbolized by, each of the Patents, Copyrights, and Trademarks, and the registration renewals thereof, (ii) all income, royalties, damages and payments hereafter due or payable under and with respect thereto, (iii) the right to sue and recover for past, present and future infringements thereof, (iv) the rights to sue and recover for past, present and future infringements thereof, and (v) all rights corresponding thereto throughout the world; (e) all trade secrets, invention, process, design, plant and plant variety, "know-how", customer lists, supplier lists, pricing and cost information, business and marketing plans and other confidential business information, (f) all inventions, ideas, and other recognizable intellectual property rights including with respect to the assets listed on schedule 4.7, (g) all computer programs and related software other than commercially available "off-the-shelf" software, (h) all domain name registrations, (i) all other recognizable proprietary rights, and (j) all copies and tangible embodiments thereof.

            Inventory. All inventories, including, without limitation, raw materials, work in process (including offsite inventory with contract manufacturers) and finished goods, owned by Seller.

            ISRA. The New Jersey Industrial Site Recovery Act.

            Law. Any law (including common law), statute, code, ordinance, rule, regulation or Order or other requirement enacted, promulgated, issued or entered by a Governmental Authority.

            Leased Real Property. The property commonly known as 1 Able Drive, Cranbury, New Jersey leased by Seller pursuant to the Cranbury Lease.

            Liabilities and Costs. All indebtedness, Claims, liabilities, obligations, responsibilities, losses, diminutions in value, damages, judgments, punitive damages, economic damages, treble damages, costs or expenses, fines, penalties and monetary sanctions of Seller, including Environmental Liabilities, whether accrued, absolute or contingent, asserted or unasserted, and whether or not of a kind required by United States generally accepted accounting principles to be set forth on a financial statement or in notes thereto.

            Liens. Any and all liabilities, obligations, interests, levies, Claims, charges, assessments, defenses, setoffs, recoupments, mortgages, security interests, liens (including Tax liens), pledges, deeds of trust, hypothecation, conditional sales agreements, title retention contracts, leases, subleases, easements, clouds on title, rights of first refusal, options to purchase, restrictions and other encumbrances, or any other similar restriction, claim or right of others, and agreements or commitments to create or suffer any of the foregoing.

            Material Adverse Effect. Any change, event or circumstance that would materially adversely affect the Transferred Assets, taken as a whole.

            Material Contracts.  As defined in Section 4.10(a).

            Order. Any decree, consent decree, settlement, injunction, judgment, order, ruling, writ, quasi-judicial decision or award or administrative decision or award of any Governmental Authority to which any Person is a party or that is or may be binding on any Person or its securities, assets or business.

            Permit. Any license, permit, consent, franchise, registration, certificate of authority or order, or any waiver of the foregoing, required to be issued by any Governmental Authority.

            Person. A natural person or any legal, commercial or Governmental Authority, such as, but not limited to, a business association, corporation, general partnership, joint venture, limited partnership, limited liability company, trust, or any person acting in a representative capacity.

            Purchased Real Property. The parcels of land commonly known as 6 Hollywood Court, South Plainfield, New Jersey and more fully described on
Schedule 4.6, together with all privileges and appurtenances thereto and all plants, buildings, structures, installations, fixtures, fittings, improvements, betterments and additional situated thereon and together with all easements and rights-of-way used or useful in connection therewith.

            Purchaser. As defined in the Recitals hereto.

            Purchaser Material Adverse Effect. Any change, event or circumstance that would materially adversely affect or materially delay Purchaser's ability to consummate the transactions contemplated by this Agreement.

            Real Property. The Purchased Real Property and the Leased Real Property.

            Release. As defined in Section 4.9(a).

            Representatives. As defined in Section 6.4(b).

            Seller. As defined in the Recitals hereto.

            Seller's Knowledge. The actual knowledge of Richard Matthews Shepperd, after reasonable investigation and due inquiry.

            Statement of Allocation.  As defined in Section 2.7.

            Subsidiary. With respect to any Person, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation is at the time, directly or indirectly, owned by such Person, or (ii) any partnership, limited liability company or joint venture or other entity of which more than fifty percent (50%) of the outstanding equity interests are at the time, directly or indirectly, owned by such Person.

            Superior Transaction. One or more written or oral proposals (with such oral proposals made on the record at the auction or a hearing before the Bankruptcy Court) made by one or more third parties for one or more Alternative Transactions that represent, alone or in the aggregate, and in Seller's and any applicable secured lender's discretion after consultation with the Official Unsecured Creditors Committee of the Bankruptcy Case, a higher or better offer for the Transferred Assets than the offer made by Purchaser for the Transferred Assets pursuant to the terms of this Agreement.

            Survey. As defined in Section 6.13(b).

            Tangible Property.  As defined in Section 4.6(p).

            Taxes. Taxes of any kind, including, but not limited to, those measured by or referring to income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority, including any taxes of any other Person by reason of Treasury Regulation 1.1502-b, or by reason of similar state, federal or foreign Law, or by Contract or otherwise.

            Tax Return. Any return, report or statement required to be filed with any Governmental Authority with respect to Taxes.

            Title Commitment.  As defined in Section 6.13(a).

            Title Company. First American Title Insurance Company, writing through its National Commercial Services division in Chicago, Illinois.

            Title Policy. As defined in Section 6.13(a).

            Total Purchase Price. As defined in Section 2.5(a).

            Transferred Assets. As defined in Section 2.1.

            WARN Act. The Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. ss.ss. 2101 - 2109.

                                   ARTICLE II
                                 SALE OF ASSETS

            2.1 Purchase and Sale of Assets. Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties of Seller and Purchaser herein set forth, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase from Seller, all of Seller's right, title and interest, as of the Closing Date, in and to the Transferred Assets pursuant to sections 363 and 365 of the Bankruptcy Code. The Transferred Assets shall be conveyed free and clear of all Liabilities and Costs, obligations, interests and Liens, other than the Assumed Liabilities. For purposes of this Agreement, the term "Transferred Assets" shall mean all of the following assets, properties and rights of Seller, including as more fully described in Exhibits 4.6 (excluding the Excluded Assets):

            (a) the Purchased Real Property;

            (b) the pre-paid equipment set forth on Schedule 2.1(b);

            (c) all machinery, equipment, furniture, phones and other fixed assets located at the Purchased Real Property;

            (d) all machinery, equipment, phones, office equipment, materials handling equipment and material, storage racks, laboratory material (including standards, columns, solvents, reagents and glassware), spare parts, calibration equipment, any other material (including consumables) and other fixed assets located at the Leased Real Property;

            (e) all of the rights, title, interest and benefits accruing under the Assumed Contracts, including the Cranbury Lease and all leasehold improvements made to the Leased Real Property (excluding any Cure Amounts due and owing thereunder);

            (f) copies of all batch master records relating to manufacturing, packaging, stability and analytical testing of finished product, in process product, and raw materials;

            (g) copies of all books and records, product literature, research files and data; FDA submissions, Abbreviated New Drug Applications ("ANDAs") and pending ANDAs, New Drug Applications ("NDAs") and pending NDAs, DESI and Grandfathered Products, development reports and annual review of products, equipment and facility specifications, vendor data, documents related to calibrations, qualifications, validations, and commissioning, operating data, engineering drawings related to projects and the Leased Real Property, all general records, customer and supplier lists, all property tax returns for the period from 2001 through and including 2004, all employee records, correspondence and other written records, wherever located;

            (h) all Intellectual Property, other than the Intellectual Property set forth on Schedule 2.2, and all goodwill associated therewith;

            (i) all intangibles of Seller, including ideas, know-how, processes and methodologies and all documentation related thereto;

            (j) all of the rights to the licenses, Permits, approvals, clearances and authorizations necessary to operate the Transferred Assets;

            (k) other than as set forth in Schedule 2.2, all computers and installations, software packages and licenses, and security and environmental monitoring systems (including all related documents, equipment and software);

            (l) all unused raw materials still in their original packaging;

            (m) copies of all SOP's, protocols, methods of cleaning validation and methods of analysis for raw materials and for finished products; and

            (n) any deposits or prepaid advances made by Seller with respect to any Assumed Contract, including the lease for the Leased Real Property.

            2.2 Excluded Assets. Notwithstanding anything to the contrary set forth in Section 2.1, Seller shall retain and not sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall not purchase from Seller, all assets of Seller not constituting Transferred Assets (collectively, the "Excluded Assets"), including, without limitation, the following:

            (a) Seller's rights under this Agreement and all cash and non-cash consideration payable or deliverable to Seller pursuant to the terms and provisions hereof;

            (b) the Excluded Contracts;

            (c) other than as set forth in Section 2.1(n), all accounts, notes, accounts receivable, contract rights, drafts and other forms of claims, demands, employee advances, instruments, receivables, trade accounts receivable and rights to the payment of money or other forms of consideration;

            (d) other than as set forth in Section 2.1(l), all Inventory;

            (e) tax records, corporate minute books, stock transfer books and corporate seals of Seller and any other books and records relating solely to the Excluded Assets;

            (f) other than as set forth in Section 2.1(n), all cash, cash equivalents and marketable securities and professional retainers paid by Seller;

            (g) all Contracts with any Affiliate of Seller (other than those which constitute Assumed Contracts);

            (h) all rights and claims in or to any refunds or credits of or with respect to any Taxes, assessments or similar charges paid by or on behalf of Seller, in each case to the extent applicable to any period prior to the Closing (but not any of the foregoing paid by any entity comprising Purchaser);

            (i) all securities (whether capital stock or debt) of any Person (including any Subsidiary of Seller);

            (j) any employee benefit plans and programs providing benefits to any employee or former employee of Seller sponsored or maintained by Seller or any of its Affiliates or to which Seller contributes or is obligated to contribute (and the assets therein) which is not specifically identified as an Assumed Contract;

            (k) all claims, rights and causes of action of Seller arising under or relating to Chapter 5 of the Bankruptcy Code (whether or not asserted as of the Closing Date), including, without limitation, any such claims and actions arising under sections 544, 545, 547, 548, 549, 551 or 553 of the Bankruptcy Code;

            (l) any insurance policies or contracts; and

            (m) the assets described on Schedule 2.2, including all trade names of Seller not specifically of or related to pharmaceutical products manufactured and/or sold by Seller.

            2.3 Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement, at the Closing Date, Purchaser shall assume the Assumed Liabilities pursuant to section 365 of the Bankruptcy Code.

            2.4 Excluded Liabilities. Notwithstanding anything in this Agreement to the contrary, in no event shall Purchaser assume or be obligated to pay, and none of the Transferred Assets shall be or become liable for or subject to, and any obligee of any such Excluded Liability (as hereafter defined) shall be permanently enjoined from commencing, continuing or otherwise pursuing or enforcing against the Transferred Assets or Purchaser, any of the Liabilities and Costs of Seller other than the Assumed Liabilities (collectively, the "Excluded Liabilities").

            2.5 Purchase Price.

            (a) Subject to the terms and conditions of this Agreement, in consideration for the Transferred Assets to be acquired hereunder, Purchaser hereby agrees to pay Seller pursuant to Section 2.5(b) an aggregate amount equal to Twenty-Three Million One Hundred Forty-Five Thousand Dollars ($23,145,000) (the "Total Purchase Price"). The Total Purchase Price shall not be deemed to include the Cure Amounts related to the Assumed Liabilities, if any, which shall be treated as expenses.

            (b) At the Closing, Purchaser shall pay to Seller an amount equal to
(A) the Total Purchase Price, less (B) the Deposit, by wire transfer of immediately available funds to an account or accounts specified by Seller prior to the Closing Date (the "Closing Cash Payment").

            2.6 Deposit. Within twenty-four (24) hours after execution hereof, Purchaser shall deliver the balance of the Deposit. Upon termination of this Agreement, the Deposit shall be refunded promptly to Purchaser unless otherwise provided herein.

            2.7 Allocation of Purchase Price. For federal income tax purposes only, Purchaser shall be deemed to have delivered cash in the amount of the Total Purchase Price for the Transferred Assets, and to have assumed liabilities in the amount equal to the cost of satisfying the Assumed Liabilities (as determined by Purchaser's accountants). The Total Purchase Price shall be allocated among the Transferred Assets and the Assumed Liabilities in accordance with a statement (the "Statement of Allocation") prepared in good faith by Purchaser's accountants and in accordance with section 1060 of the Code, the form and substance of which shall be approved by Seller which approval shall not be unreasonably withheld. Purchaser's accountants shall deliver the Statement of Allocation to Seller no later than three (3) days prior to the Closing Date. Seller shall complete and execute a Form 8594 Asset Acquisition Statement under section 1060 of the Code promptly upon receipt of such allocation, in a manner consistent with the Statement of Allocation, deliver a copy of such form to Purchaser and file a copy of such form with Seller's Tax Returns for the period that includes the Closing Date. None of the parties hereto shall take any action inconsistent with the Statement of Allocation prepared in accordance with this
Section 2.7.

                                   ARTICLE III
                                   THE CLOSING

            3.1 Closing Date. The closing date (the "Closing Date") shall be the second Business Day after the date on which the conditions set forth in Article VII are satisfied or such other date as the parties hereto may mutually agree to in writing. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Lowenstein Sandler, 1251 Avenue of the Americas, New York, New York on the Closing Date, or at such other place, time and date as Seller and Purchaser may mutually agree.

            3.2 Prorations as of the Closing Date. Purchaser and Seller agree that the following items (solely to the extent constituting Transferred Assets or Assumed Liabilities) shall be prorated as of the Closing Date pursuant to the most recent information available to Seller, with Seller to be responsible for and to receive the benefit of the same for the period through the Closing Date, and Purchaser to be responsible for and to receive the benefit of the same after the Closing Date:

                  (a) real and personal property Taxes and assessments;

                  (b) water, sewer and other similar types of Taxes and
            installments or special benefit assessments;

                  (c) electric, gas, telephone and other utility charges;

                  (d) rentals under leases which constitute Assumed Contracts
            (other than the Cure Amounts); and

                  (e) charges under maintenance, service and other Contracts and fees under Permits which constitute Transferred Assets (other than the Cure Amounts).

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLER

            Seller represents and warrants to Purchaser that:

            4.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

            4.2 Authorization. Subject to the receipt of all necessary Orders from the Bankruptcy Court (i) Seller has the corporate power and authority necessary to enter into and perform its obligations under this Agreement and
(ii) the execution, delivery and performance by Seller of this Agreement has been authorized by all necessary corporate action on the part of Seller and no other corporate proceedings on the part of Seller are necessary to approve the consummation of the transactions contemplated hereby.

            4.3 Subsidiaries. Seller does not own any equity interest of any Person nor is a party to any joint venture with any other Person.

            4.4 No Conflict; Required Filings and Consents. Neither the execution nor the delivery by Seller of this Agreement, the performance of its obligations hereunder nor the consummation of the transactions contemplated hereby will: (a) conflict with or violate the certificate of incorporation or by-laws of Seller; or (b) on the Closing Date, assuming that all consents, approvals and notices contemplated by Section 4.5 have been obtained and all filings described therein have been made and that all necessary Orders have been entered by the Bankruptcy Court and are in full force and effect, (i) conflict with or violate any Laws or Orders or other binding requirements of any Governmental Authority applicable to Seller or by which its properties are bound or affected; or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) or result in the loss of a material benefit under, or give rise to any right of termination, amendment, acceleration or cancellation of any Assumed Contract, or result in the creation of a Lien on any of the Transferred Assets.

            4.5 No Consents. The execution, delivery and performance of this Agreement by Seller does not and will not require any approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, or any other Consent, other than (a) the approvals, notices and other Consents set forth in Schedule 4.5 (which for the avoidance of doubt do not include any approvals or other Consents required by the Food and Drug Administration or applicable state authorities), and (b) the entry of the applicable Orders with the Bankruptcy Court.

            4.6 Property.

            (a) Schedule 4.6 sets forth the record title holder, legal address, a complete and accurate legal description, and a permanent index number with respect to each parcel of the Purchased Real Property.

            (b) Seller has heretofore delivered to Purchaser a true, correct and complete copy of the Cranbury Lease. The Cranbury Lease (i) is in full force and effect, valid and enforceable against the parties thereto in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws of general application affecting the enforceability of creditors' rights generally or by general principles of equity; and (ii) constitutes the entire agreement to which Seller is a party with respect to the Leased Real Property. Seller is not in receipt of any notice of default pursuant to the Cranbury Lease, no rentals are past due and no condition exists that is or could be a default by any party under the Cranbury Lease.

            (c) Seller has good and marketable fee simple title to the Purchased Real Property and a valid and assignable interest in the Cranbury Lease, free and clear of all Liens, other than Liens to be released prior to Closing. To Seller's Knowledge, there is no unrecorded or undisclosed legal or equitable interest in any portion of the Real Property owned or claimed by any Person. Seller has not received written notice of any (i) violation of any applicable zoning, subdivision and building laws and regulations or (ii) pending or threatened condemnation proceeding against the Real Property or the desire or intention of any Governmental Authority to take or use the Real Property or any material part thereof.

            (d) All the buildings and fixtures owned by Seller are located on the Real Property and none of such buildings, fixtures or improvements encroach on any adjoining property owned by others or public rights of way.

            (e) Each parcel of Real Property abuts on at least one side a public street or road in a manner so as to permit reasonable, customary and adequate vehicular and pedestrian ingress, egress and access to such parcel, or has adequate easements across intervening property to permit reasonable, customary and adequate vehicular and pedestrian ingress, egress and access to such parcel from a public street or road. There are no restrictions on entrance to or exit from the Real Property to adjacent public streets and no conditions which will result in the termination of the present access from the Real Property to existing highways or roads.

            (f) Seller has enjoyed the continuous and uninterrupted quiet possession, use and operation of the Real Property without any material complaint or objection by any Person. There exists no unfulfilled obligation on the part of Seller to dedicate or grant an easement or easements over any portion or portions of any of the Real Property to any Governmental Authority.

            (g) Seller has not received any written notice of violation of any restrictive covenants, deed restrictions, right of way, licenses or easements affecting title to or relating to the use of the Real Property or any Law applicable to the Real Property, which has not been remedied, nor has Seller received any written notice of any fence dispute, boundary dispute, boundary line question, water dispute or drainage dispute concerning or affecting any portion of the Real Property.

            (h) Seller has not received, with respect to the Real Property, any notice from any insurance company, Governmental Authority or any other party of, nor are there any facts or circumstances which could give rise to, any condition, defect, or inadequacy affecting the Real Property that, if not corrected, would result in termination of insurance coverage or materially increase its cost.

            (i) All water, sewer, electric, natural gas, telephone, drainage facilities and all other utilities required for the permitted use of the Real Property are installed on the Real Property, are connected with valid permits, comply with all Laws and are adequate to service the Purchased Real Property for its current use.

            (j) Seller has not received any notice that (A) any permanent certificates of occupancy or (B) any other licenses, permits, authorizations and approvals required by applicable Governmental Authorities having jurisdiction over the Real Property have not been issued, have not been paid for, or are no longer in full force and effect.

            (k) Neither the Real Property nor the use or occupancy thereof violates any applicable Laws, Orders or Permits.

            (l) The zoning of each parcel of Real Property permits the presently existing improvements on such parcel. There is no pending or, to Seller's Knowledge, contemplated rezoning of the Real Property.

            (m) There are no outstanding, defaulted or unsatisfied contracts, commitments, agreements or understandings which have been made to, with or for the benefit of any utility companies, school districts, water districts, improvement districts or other Governmental Authorities which could reasonably be expected to impose any obligation, liability or condition on Seller to grant any easements or to make any payments, contributions or dedications of money or land or to construct, install or maintain or to contribute to the construction, installation or maintenance of any improvements of a public or private nature, whether on or off the Real Property.

            (n) There are no claims, governmental investigations, litigation or proceedings which are pending or, to Seller's Knowledge, threatened against the Real Property or Seller which could reasonably be expected to affect the continued use or possible development of the Real Property. There are no presently pending or, to Seller's Knowledge, threatened proceedings to (a) condemn, take or demolish the Real Property or any part thereof, (b) declare the Real Property or any part of it a nuisance, (c) widen or realign any street or highway adjacent to the Real Property or (d) exercise the power of eminent domain or a similar power with respect to all or any part of the Real Property.

            (o) Seller has not received any notice of any special tax assessment or liens affecting the Real Property owned or leased by it, and no such assessments or liens are pending or, to Seller's Knowledge, threatened.

            (p) Schedule 4.6(p) sets forth a correct and complete list, as of the date of this Agreement, of each item of tangible property (excluding Inventory) owned by Seller (the "Tangible Property") which has a book value in excess of $5,000.

            (q) Seller has good and marketable title to the Tangible Property, free and clear of all Liens, or exceptions to title.

            (r) The Transferred Assets are in good condition and repair (subject to routine maintenance and repair for similar assets of like age and use) and are usable in the ordinary course of business. All of the Transferred Assets are located at the Real Property.

            4.7 Intellectual Property. Except as set forth on Schedule 4.7 hereto, (a) no claims are pending or, to Seller's Knowledge, threatened that Seller is infringing on or otherwise violating the rights of any Person with regard to any Intellectual Property constituting a Transferred Asset and (b) no Person is infringing on or otherwise violating any right of Seller with respect to any Intellectual Property constituting a Transferred Asset. Schedule 4.7 identifies (a) patents, patent applications, all registered and unregistered trademarks, and all licenses, agreements or other permissions of Seller, (b) each material license, agreement or other permission which Seller has granted to any third party with respect to any Intellectual Property owned by Seller and
(c) each material item of Intellectual Property that any third party owns and that Seller licenses or otherwise has rights to use.

            4.8 Litigation, etc. Except as set forth in Schedule 4.8 or in connection with the filing of the Bankruptcy Case, there is no pending or, to Seller's Knowledge, threatened Action against or affecting Seller nor is there any Order of any Governmental Authority outstanding or, to Seller's Knowledge, threatened against Seller. Seller has delivered to Purchaser complete and correct copies of all pleadings and other material documents relating to the matters referred to on Schedule 4.8.

            4.9 Environmental Matters.

            (a) Definitions: "Environment" includes, but is not limited to, air, surface water, groundwater, surface soil and subsurface soil; "Environmental Law" means any Law or Order at any time in effect relating to the Environment, public health and safety or worker health and safety, including any Law relating to Releases or threatened Releases of Hazardous Materials into the Environment, or relating to the presence, generation, use, storage, treatment, transportation, recycling, handling, disposal or arranging for transportation, treatment, disposal or handling of Hazardous Materials; "Environmental Liabilities" means any and all claims, actions, proceedings, losses, costs, damages (actual and consequential), judgments, liabilities, obligations, causes of action, fines, penalties or expenses (including without limitation attorneys' fees and expenditures for investigation and remediation) incurred by reason of the presence, Release, threatened Release, handling or transportation of Hazardous Substances or otherwise related to Environmental Laws; "Environmental Permits" means, collectively, all Permits required under Environmental Laws; "Hazardous Materials" means, collectively, any chemicals, materials or substances that are defined as or included in any definition of or regulated as "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", "pollutant", "contaminant", or words of similar meanings or regulatory effect under any Environmental Law, including but not limited to asbestos, petroleum and its products, radioactive materials, formaldehyde, and medical or pharmaceutical materials or wastes; "Hazardous Materials Contamination" means the presence of Hazardous Materials in, at, on, under or emanating from any improvement, building, or the Environment other than in compliance with Environmental Law or as not likely to result in material Environmental Liabilities; "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the Environment.

            (b) Except as set forth on Schedule 4.9, no Release of Hazardous Materials resulting in Hazardous Materials Contamination has occurred at the Real Property.

            (c) No threat of Release of Hazardous Materials exists at the Real Property other than in compliance with Environmental Law or as not likely to result in material Environmental Liabilities.

            (d) No Hazardous Materials Contamination exists at the Purchased Real Property.

            (e) There are no pending or, to Seller's Knowledge, threatened, civil, criminal, administrative or private party Actions, demands, Liens, Orders, proceedings or hearings based on or related to Environmental Laws or Hazardous Materials against Seller or involving the Real Property. Seller has not received any notice of any material noncompliance or Environmental Liabilities.

            (f) No underground storage tanks, impoundments, pits, or disposal areas for Hazardous Materials are located on or have been removed from, abandoned or closed at the Real Property other than in compliance with Environmental Law or as not likely to result in material Environmental Liabilities.

            (g) Seller has been and is in compliance with Environmental Laws and Environmental Permits. Seller has all material Environmental Permits necessary for the Real Property. Such Environmental Permits are in full force and effect, and Seller has timely filed any necessary applications or renewals related to Environmental Permits.

            (h) Seller has delivered to Purchaser true and correct copies of all environmental audit, assessment or investigation reports and other material environmental documents relating to the Real Property which are in its possession or control.

            4.10 Material Contracts.

            (a) Schedule 4.10(a) contains an accurate and complete list of each of the following Contracts to which Seller is a party (the "Material Contracts"):

                  (i) Contracts for the future acquisition or sale of any assets or the furnishings of any services;

                  (ii) Contracts which involve expenditures or receipts in excess of $25,000;

                  (iii) Contracts entered into after the date and time of the filing of the Bankruptcy Case which involve expenditures or receipts by or to Seller in excess of $25,000, other than any Contract that can be terminated by Seller upon less than 30 days' prior notice without penalty;

                  (iv) Contracts relating to the acquisition or disposition by Seller of any operating business, product line or a material amount of assets, or the acquisition by Seller of capital stock of any other Person;

                  (v) Contracts with any current or former officer, director or employee of Seller;

                  (vi) Contracts with any labor union or association representing employees;

                  (vii) Contracts requiring the payment by or to Seller of a royalty or similar commission or fee of more than $25,000 in any 12-month period;

                  (viii) Contracts relating to the borrowing of money pursuant to which Seller will remain obligated after the Closing;

                  (ix) Contracts (A) relating to the creation of Liens or the guarantee of the payment of Liabilities and Costs or performance of obligations of any other Person by Seller and (B) constituting Assumed Contracts;

                  (x) Contracts for the lease of property from or to third parties involving annual payments in any one case of more than $25,000;

                  (xi) all individual customer orders in excess of $25,000;

                  (xii) Contracts with Affiliates; and

                  (xiii) Contracts containing covenants of Seller prohibiting or materially limiting the right to compete in any business or restricting its ability to conduct any business with any Person or in any geographical area.

            (b) Upon Closing, each Material Contract (other than those which will have terminated or expired on or prior to the Closing Date in accordance with their terms) which constitutes an Assumed Contract is in full force and effect and is a valid and binding obligation of Seller and the other parties thereto, enforceable in accordance with its terms. True, correct and complete copies (or, if oral, written summaries) of each Assumed Contract has been delivered or made available to Purchaser.

            4.11 Permits. Seller holds all Permits that are required by any Governmental Authority to allow it to own the Transferred Assets. Schedule 4.11 contains an accurate and complete list of all Permits held by Seller, and all such Permits are valid and in full force and effect.

                                    ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser represents and warrants to Seller that:

            5.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

            5.2 Authorization; Validity. Purchaser has the corporate power and authority necessary to enter into and perform its obligations under this Agreement. The execution, delivery and performance by Purchaser of this Agreement has been duly authorized by all necessary corporate action on the part of Purchaser and no other corporate proceedings on the part of Purchaser are necessary to approve the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws of general application affecting the enforceability of creditors' rights generally or by general principles of equity.

            5.3 No Conflict. Neither the execution or the delivery by Purchaser of this Agreement, the performance of its obligations hereunder nor the consummation of the transactions contemplated hereby will conflict with or violate or constitute a default (or an event which with notice or lapse of time or both could become a default) under any terms, conditions or provisions of (a) Purchaser's certificate of incorporation or by-laws or (b) any Law, Order or Contract by which Purchaser is bound or to which either Purchaser or its assets are subject, except, in the case of this clause (b), any conflict, violation, breach or default which could not reasonably be expected to result in a Purchaser Material Adverse Effect.

            5.4 No Consents. No Consent of any Person is required to be obtained by Purchaser in connection with the execution and delivery by Purchaser of this Agreement or the consummation by Purchaser of the transactions contemplated hereby to be performed by Purchaser.

            5.5 No Litigation. No suit, action or legal, administrative, arbitration or other proceeding or investigation by any governmental agency is pending or, to the knowledge of Purchaser, threatened by or against Purchaser which would have a Purchaser Material Adverse Effect.

            5.6 Financial Wherewithal. On the date hereof, Purchaser has sufficient cash or cash equivalents available, directly or through one or more Affiliates, to pay the Deposit, and Purchaser will have sufficient cash or cash equivalents available, directly or through one or more Affiliates, to pay the Closing Cash Payment for the Transferred Assets on the Closing Date.

                                   ARTICLE VI
                            COVENANTS AND AGREEMENTS

            6.1 Further Actions.

            (a) From and after the date hereof, Seller shall execute and deliver such further documents and instruments and take such further actions as may be necessary to perform this Agreement and to sell the Transferred Assets to Purchaser in compliance with the Approval Order. Seller shall submit any required ISRA initial notification General Information Notice ("GIN") no later than five (5) calendar days from the signing of this Agreement and shall promptly submit a Negative Declaration and pay any fees associated with each filing. If applicable, Seller shall diligently pursue the expedited review process under ISRA. Seller shall diligently pursue issuance of a no further action (NFA) letter from the New Jersey Department of Environmental Protection. In obtaining the NFA letter under ISRA, Seller shall provide Purchaser for its prompt review and reasonable comment (which shall not impose any responsibility or liability on Purchaser) a draft copy of any affidavit and/or other document necessary for obtaining the NFA letter prior to submittal to the state agency. The GIN and Negative Declaration and/or other related document shall cover the Purchased Real Property. If the NFA letter is not issued by the Closing Date, Purchaser shall submit a Remediation Agreement Application in which Purchaser agrees to be the responsible party as such term is used in the standard ISRA remediation agreement. Notwithstanding the foregoing sentence, Purchaser retains all of its rights under this Agreement and does not assume any other Liabilities and Costs related to the Transferred Assets, except as set forth in the remediation agreement and except for Assumed Liabilities as provided for in this Agreement.

            (b) Prior to the Closing Date, each of the parties to this Agreement agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to satisfy the conditions to the other parties' obligation to consummate and make effective the transactions contemplated by this Agreement, including using its commercially reasonable efforts: (i) to defend any lawsuits or other Actions, whether judicial or administrative, whether brought derivatively or on behalf of third parties (including any Governmental Authority), challenging this Agreement or the consummation of the transactions contemplated hereby; and (ii) to furnish to each other such information and assistance as reasonably may be requested in connection with the foregoing.

            (c) After the Closing, any monies, checks, instruments, invoices, bills, receipts, notices, mail and other communications received by one party but directed toward or due to another shall be promptly delivered to the other party.

            6.2 Notices and Consents. As promptly as practicable after the date hereof, each of the parties to this Agreement will, and will cause its respective Affiliates and representatives to, use their respective commercially reasonable efforts to:

            (a) (i) obtain all necessary Consents to the assignment to Purchaser of those licenses and Permits that constitute Transferred Assets which are by Law or by their terms assignable to Purchaser and (ii) assist Purchaser to obtain from the relevant Governmental Authorities all non-assignable licenses and Permits needed by Purchaser to own the Transferred Assets; and

            (b) obtain the necessary Consents to the assignment of any Assumed Contract which pursuant to section 365 of the Bankruptcy Code requires the Consent of any of the other contracting parties thereto to an assignment thereof to Purchaser.

            6.3 Operation of Transferred Assets. Prior to the Closing Date, Seller will use its commercially reasonable efforts to preserve intact the Transferred Assets and take such other actions as are reasonably necessary to cause an efficient transition to Purchaser of the Transferred Assets at the Closing. Seller will not use or occupy, or allow the use or occupancy of, the Real Property in any manner which violates any Laws or which constitutes waste or a public or private nuisance or which makes void, voidable or cancelable, or increases the premiums of, any insurance then in force with respect thereto. Seller will not initiate any zoning reclassification of the Real Property or seek any variance under existing zoning ordinances applicable to the Real Property to use or permit the use of the Real Property in such a manner which would result in such use becoming a nonconforming use under applicable zoning ordinances or other Law. Seller will not impose any restrictive covenants or encumbrances on the Real Property or execute or file any subdivision plat affecting the Real Property. Without limiting the generality of the foregoing, Seller agrees that it will not:

            (a) fail to use its commercially reasonable efforts to prevent the creation of any Lien on any Transferred Assets;

            (b) acquire or dispose of any Transferred Assets, or transfer any Transferred Assets from the Real Property to any other location;

            (c) fail to comply in any material respect with any Laws or perform any material obligation under any Assumed Contract;

            (d) fail to maintain in all material respects the Transferred Assets in good working order and condition, ordinary wear and tear excepted;

            (e) fail to keep in full force and effect present insurance policies or other comparable insurance benefiting the Transferred Assets; or

            (f) commit to do any of the foregoing.

            6.4 Seller's Chapter 11 Bankruptcy Case.

            (a) This Agreement and the transactions contemplated hereby are contingent upon the approval and authorization of the Bankruptcy Court pursuant to the Bidding Procedures Order and the Approval Order, and Seller shall have no liability under this Agreement unless and until both the Bidding Procedures Order and the Approval Order are entered by the Bankruptcy Court, other than pursuant to Section 9.3, which liability Seller shall have following entry of the Bidding Procedures Order. Purchaser agrees that it will promptly take such actions as reasonably requested by Seller to assist in obtaining the Approval Order, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Purchaser under this Agreement and demonstrating that Purchaser is a "good faith" purchaser under section 363(m) of the Bankruptcy Code. Subject to issues of standing, if Purchaser is determined to have presented the Superior Transaction at the auction, Purchaser shall not, without the prior written consent of Seller, file, join in, or otherwise support in any manner whatsoever any motion or other pleading relating to the sale of the Transferred Assets hereunder. In the event the Bidding Procedures Order or the Approval Order is appealed, Seller and Purchaser shall each use its commercially reasonable efforts to defend such appeal.

            (b) Seller and Purchaser acknowledge and agree that until the earlier of the issuance by the Bankruptcy Court of the Approval Order or the termination of this Agreement in accordance with its terms, Seller and its respective Affiliates, and their respective officers, directors, employees, attorneys, investment bankers, accountants and other agents and representatives (collectively, "Representatives") shall be permitted to solicit inquiries, proposals, offers or bids from, and negotiate with, any Person relating to, the direct or indirect sale, transfer or other disposition, in one or more transactions, of all or substantially all of the Transferred Assets, the equity interests of Seller and/or the recapitalization or restructuring of Seller, and may take any other affirmative action (including entering into any agreement or letter-of-intent with respect thereto) to cause, promote or assist the purchase, restructuring or recapitalization of Seller (an "Alternative Transaction"); provided, however, that Seller and its respective Affiliates may not enter into or seek Bankruptcy Court approval of any definitive agreement with respect thereto prior to termination of this Agreement or termination of the agreement with the back-up bidder who was a qualified bidder under the Bidding Procedures Order at the auction held November 1, 2005. Without limiting the foregoing, Seller and its respective Affiliates and Representatives shall be permitted to supply information relating to Seller and the Transferred Assets to prospective purchasers that have executed a confidentiality agreement with Seller or its respective Affiliates. Neither Seller nor any of its respective Affiliates or Representatives shall have any liability to Purchaser, either under or relating to this Agreement or any applicable Law, by virtue of entering into or seeking Bankruptcy Court approval of such a definitive agreement for a Superior Transaction pursuant to this Section 6.4(b).

            6.5 Access to Information. Prior to the Closing, Seller, its officers, employees, accountants, counsel and representatives will give Purchaser and its representatives reasonable access to the offices, properties, books and records (including Tax Returns) and personnel of Seller pertaining to the Transferred Assets and the Assumed Liabilities on Sunday, October 30, 2005, and Monday, October 31, 2005, and thereafter during normal business hours and upon reasonable prior notice. Purchaser shall not be entitled to (i) access to any materials containing privileged communications, (ii) information about employees which is required to be maintained confidentially pursuant to applicable Law, (iii) bids, letters of intent, expressions of interest or other proposals received from others in connection with the Transferred Assets, or
(iv) information in violation of applicable Law or that would cause a breach of any obligation by which Seller is bound.

            6.6 Employee Benefit Arrangements.

            (a) Seller shall be responsible for and pay any and all liabilities or obligations arising under the WARN Act, if any, arising out of or resulting from layoffs of employees on or prior to the Closing and/or the consummation of the transactions contemplated by this Agreement. Seller shall remain liable for any and all costs and expenses associated with termination and severance of all employees of Seller other than employees of Seller employed by Purchaser as of the Closing Date, if any, including any obligation imposed on Seller or Purchaser to provide such employees with continued health, disability or life insurance or other benefits (whether covered by insurance or not).

            (b) Notwithstanding anything to the contrary contained herein, nothing contained herein shall be construed by any individual to be a guarantee or offer of employment by Purchaser or any obligation related thereto or the terms or duration thereof.

            6.7 Consents and Commercially Reasonable Efforts. Each of the parties hereto will use its commercially reasonable efforts to obtain as promptly as practicable all Consents of any Governmental Authority or other Person required in connection with the consummation of the transactions contemplated by this Agreement. Seller shall use its commercially reasonable efforts to (i) obtain Bankruptcy Court approval of the sale and assignment to, and assumption by, Purchaser of the Assumed Contracts and (ii) obtain all other Consents, approvals and novations required in connection with the consummation of the transactions contemplated by this Agreement, including the transfer of Environmental Permits and all other Consents, approvals and novations required by Seller to sell the Transferred Assets to Purchaser and for Seller to sell and assign the Assumed Contracts to Purchaser. In addition, subject to the terms and conditions herein provided, each of the parties hereto covenants and agrees to use its commercially reasonable efforts to take, or cause to be taken, all action or do, or cause to be done, all things necessary, proper or appropriate to consummate and make effective the transactions contemplated hereby and to cause the fulfillment of the parties' obligations hereunder.

            6.8 Tax Reporting and Other Tax Matters. (a) Purchaser and Seller will retain for the full period of any statute of limitations and provide the other party with any records or information which may be relevant to preparation of any return or report of Taxes, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liabilities for Taxes.

            (b) All refunds, plus interest paid by the applicable taxing authority, for Taxes which are Excluded Liabilities shall be the property of Seller, as the case may be, and such refunds, if received by Purchaser plus any interest earned in connection with the refund, shall be paid to Seller by Purchaser promptly upon receipt.

            6.9 Assumed and Assigned Contracts; Excluded Contracts.

            (a) Assumed Contracts. Schedule 6.9(a) sets forth a proposed list of Contracts which shall constitute "Assumed Contracts," subject to final determination as provided below. Subject to the approval of the Bankruptcy Court and pursuant to the Approval Order, the Assumed Contracts will be assumed by Seller and sold and assigned to Purchaser free and clear of all Liens and Claims, except for the Assumed Liabilities, on the Closing Date under sections 363 and 365 of the Bankruptcy Code. Seller shall, consistent with its current financial condition and the Bankruptcy Case, use its commercially reasonable efforts to promptly comply with and perform any obligations under the Assumed Contracts arising from and after the date hereof and through the Closing Date. In the motion seeking entry of the Approval Order, or in such additional or subsequent motions as may be appropriate, Seller will seek authority to sell and assign to Purchaser the Assumed Contracts free and clear of all Liens and Claims, except for Assumed Liabilities, in accordance with sections 363 and 365 of the Bankruptcy Code. All Assumed Contracts shall be sold and assigned to Purchaser free and clear of all Liens and Claims, except for Assumed Liabilities, at the Closing. Notwithstanding Schedule 6.9(a) hereto, (i) Purchaser shall not be required to make its final determination as to which Contracts shall constitute "Assumed Contracts," which determination shall be in Purchaser's sole discretion, until one day prior to the hearing before the Bankruptcy Court to approve the sale of the Transferred Assets to Purchaser (the "Hearing"), provided Purchaser shall use commercially reasonable efforts to notify Seller of any contracts which shall not be included as Assumed Contracts by November 3, 2005 (it being understood that the addition or deletion of contracts to be included or excluded as Assumed Contracts through the day prior to the Hearing shall in no event be a default under this Agreement), and (ii) upon Purchaser providing to Seller such final determination of the Contracts that shall constitute "Assumed Contracts," Seller shall immediately thereafter amend Schedule 6.9(a) to this Agreement and, to the extent required under the Bankruptcy Case, file in and give proper notice of such amended schedule in the Bankruptcy Case of Purchaser's final determination of Assumed Contracts.

            (b) Excluded Contracts. Any Contract not set forth in Section 6.9(a) shall constitute an "Excluded Contract." On or before the Closing Date, Seller shall, pursuant to section 365 of the Bankruptcy Code, reject any Contracts that are not designated by Purchaser as "Assumed Contracts", all of which Contracts shall constitute Excluded Contracts.

            (c) Consents. To the extent that the assignment of any Contract or any Permit relating to the Transferred Assets to be assigned to Purchaser pursuant to this Agreement shall, notwithstanding section 365 of the Bankruptcy Code, require the consent of any other party, this Agreement shall not constitute a contract to assign the same if any attempted assignment would constitute a breach thereof. Seller shall use its commercially reasonable efforts, and the Purchaser shall cooperate where appropriate, to obtain any consent necessary to any such assignment. If any such consent is not obtained, then Seller shall cooperate with Purchaser in any reasonable arrangement requested by Purchaser designed to provide to Purchaser the benefits under any such Contract or Permit, including enforcement of any and all rights of Seller against the other party thereto arising out of breach or cancellation thereof by such other party or otherwise.

            (d) Cooperation. If after the date hereof the parties hereto discover a Contract which the parties in good faith agree should have been treated as either an Assumed Contract or an Excluded Contract hereunder, the parties hereto will take such action as may be reasonably necessary to assume and assign or reject such Contract.

            6.10 Transfer Taxes. In accordance with section 1146(c) of the Bankruptcy Code, the making or delivery of any instrument of transfer, including the filing of any deed or other document of transfer to evidence, effectuate or perfect the rights, transfers and interest contemplated by this Agreement, shall be in contemplation of a plan or plans of reorganization to be confirmed in the Bankruptcy Case, and as such shall be free and clear of any and all transfer Tax, stamp Tax or similar Taxes. Such instruments, Orders and agreements transferring the Transferred Assets to Purchaser shall contain the following endorsement:

            "Because this [instrument] has been authorized pursuant to an order of the United States Bankruptcy Court for the District of New Jersey pursuant to a plan of reorganization of the Grantor, it is exempt from transfer taxes, stamp taxes or similar taxes pursuant to 11 U.S.C. ss. 1146(c)."

            6.11 Bankruptcy Filings. From and after the date hereof until the Closing Date, Seller shall deliver to Purchaser copies of all pleadings, motions, notices, statements, schedules, applications, reports and other papers that Seller (or any Affiliate thereof) files in the Bankruptcy Case which relate or affect the transactions contemplated hereby within one day after filing but with respect to any document that relates to this Agreement, the sale of the Transferred Assets or Purchaser, Seller shall deliver to Purchaser drafts of such document at least one day prior to filing.

            6.12 Cranbury Lease. Each of the parties shall use its commercially reasonable efforts to jointly negotiate with Matrix Cranbury Associates, LLC prior to the closing to amend the Cranbury Lease to include a mutually satisfactory option to purchase the Leased Real Property. In addition, if requested, Purchaser shall cause its affiliate Sun Pharmaceuticals Industries, Inc., a Michigan corporation, to be a co-obligor under the Cranbury Lease.

            6.13 Title Insurance; Survey. Purchaser and Seller shall work together to, as soon as practicable and, in any event, no later than ten (10) days prior to Closing, obtain the following items with respect to the Purchased Real Property:

            (a) Title Insurance. A current commitment (the "Title Commitment") issued by the Title Company for the most current form of ALTA fee owner's title insurance policy, with extended coverage, insuring good and marketable fee simple title to each parcel of the Purchased Real Property and title to all recorded easements, if any, appurtenant to the Purchased Real Property (the "Title Policy"), with liability in the amount of the approximate fair market value of the Purchased Real Property as reasonably agreed upon by Seller and Purchaser, together with copies of all exceptions and matters referred to therein, and with such affirmative coverages and endorsements as Purchaser shall require, including, without limitation, the following endorsements: (i) ALTA 3.1 zoning (plus parking and loading docks); (ii) owner's comprehensive; (iii) land "same as" survey; (iv) subdivision compliance; (v) tax parcel identification;
(vi) location; (vii) waiver of arbitration; (viii) utility facility; and (ix) access. Purchaser and Seller shall share equally the costs and expenses of the Title Commitment and the Title Policy, including the premiums therefor, whether or not the transactions contemplated by this Agreement are consummated, as well as all of the Title Company's search and exam fees, escrow fees and closing charges.

            (b) Survey. An up-to-date ALTA Land Title Survey (a "Survey") acceptable to Purchaser in form and substance, certified within sixty (60) days prior to the Closing, prepared by a surveyor licensed in New Jersey, completed in accordance with the most current "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys," including items 1-4, 6-11 and 13-16 of "Table A" thereof, and certified to Purchaser, the Title Company, Bodman LLP and any other parties designated by Purchaser. Purchaser and Seller shall share equally the costs and expenses of the Survey whether or not the transactions contemplated by this Agreement are consummated.

            6.14 Power of Attorney; Right of Endorsement, Etc. Effective as of the Closing, Seller hereby constitutes and appoints Purchaser and its successors and assigns the true and lawful attorney of Seller with full power of substitution, in the name of Purchaser or the name of Seller, on behalf of and for the benefit of Purchaser, (a) to collect all Transferred Assets, (b) to endorse, without recourse, checks, notes and other instruments attributable to the Transferred Assets, (c) to defend and compromise all actions, suits or proceedings with respect to any of the Transferred Assets, (d) to institute and prosecute all proceedings which Purchaser may deem proper in order to collect, assert or enforce any claim, right or title in or to the Transferred Assets and
(e) to do all such reasonable acts and things with respect to the Transferred Assets as Purchaser may deem advisable, subject to the consent of Seller, which consent shall not be unreasonably withheld. Seller agrees that the foregoing powers are coupled with an interest and shall be irrevocable by Seller directly or indirectly by the dissolution of Seller or in any other manner. Purchaser shall retain for its own account any amounts lawfully collected pursuant to the foregoing powers and Seller shall promptly pay to Purchaser any amounts received by Seller after the Closing with respect to the Transferred Assets to which Purchaser may be entitled.

            6.15 Original Documentation. The parties agree that Seller will retain the originals of the Transferred Assets listed in Section 2.1(f), Section 2.1(g) and Section 2.1(m), but shall provide Purchaser access to such originals upon its reasonable request made for business or legal purposes. Seller acknowledges and agrees that such original documents will be used by Seller only for the purposes of responding to investigations and inquiries of Governmental Authorities and in no event will be disclosed to any other Person other than as required by Law; provided, however, that pre-Closing, Seller may disclose any ANDAs to any other bidder for the Transferred Assets who has executed a confidentiality agreement with Seller. Notwithstanding the foregoing, if at any time, Seller is unwilling and/or unable to retain the originals of the Transferred Assets listed in Section 2.1(f), Section 2.1(g) and Section 2.1(m), then Purchaser shall have the right to take immediate possession and ownership of such originals and Seller shall so notify Purchaser and cooperate in Purchaser's taking of possession.

            6.16 Filings. Purchaser shall make all necessary filings with applicable Governmental Authorities relating to the Transferred Assets following entry of the Approval Order to the extent Purchaser is required by applicable Law.

            6.17 Non-Disturbance Agreement. Seller will use commercially reasonable efforts to obtain, prior to Closing, a non-disturbance agreement, in form and substance reasonably satisfactory to Purchaser, from each lender with a security interest in the Leased Real Property.

            6.18 Confidentiality. Purchaser hereby agrees that it will not disclose, nor will it permit any of its employees, agents or representatives to disclose, to any third party any confidential information obtained from Seller in connection with this Agreement. If this Agreement is terminated without consummation of the transactions contemplated hereunder, promptly after termination, Purchaser shall destroy or return to Seller all such confidential information, including any copies, extracts or other reproductions in whole or in part. Such return or destruction shall be certified in writing to Seller by an authorized officer of Purchaser. The provisions of this Section 6.18 shall survive any termination of this Agreement.

                                   ARTICLE VII
                            CONDITIONS TO OBLIGATIONS

            7.1 Conditions to Obligations of Seller. All obligations of Seller under this Agreement are subject to the fulfillment, unless waived in writing at the sole option of Seller, at or prior to the Closing Date, of each of the following conditions precedent:

            (a) Representations and Warranties. The representations and warranties of Purchaser herein contained shall be true, correct and complete in all material respects on and as of the Closing Date (except that any representation or warranty which by its terms is (i) made as of a specified date, in which case it shall be true, correct and complete in all material respects as of such specified date or (ii) qualified by a reference to materiality or Purchaser Material Adverse Effect, in which case such representation and warranty as so qualified shall be true, correct and complete in all respects) with the same force and effect as though made on and as of said date, except as affected by the transactions contemplated or permitted by this Agreement.

            (b) Covenants. Purchaser shall have performed in all material respects all of the obligations and agreements and complied in all material respects with all of the covenants contained in this Agreement to be performed and complied with by it at or prior to the Closing Date.

            (c) Closing Documents. Seller shall have received all reports, agreements, certificates, instruments and other documents required to be delivered by Purchaser on the Closing Date pursuant to Section 8.3, and the form and substance of all such reports, agreements, certificates, instruments and other documents shall be reasonably satisfactory to Seller.

            (d) Absence of Orders; Actions. No Law or Order shall have been enacted, entered, issued, promulgated or enforced by any Governmental Authority which prohibits or materially restricts the transactions contemplated by this Agreement. No Action before any court or any other Governmental Authority shall have been commenced and be continuing, no investigation by any Governmental Authority shall have been commenced and be continuing, and no Action by any Governmental Authority shall have been threatened against Purchaser or Seller seeking to restrain, prevent or challenge the transactions contemplated hereby or questioning the validity or legality of any of such transactions, or seeking damages in connection with the same.

            (e) Third Party Consents. Purchaser shall have obtained all Consents required to be obtained by it in connection with the transactions contemplated by this Agreement, except for such Consents the failure of which so to have been obtained would not have a Purchaser Material Adverse Effect, subject to Purchaser's requirement to enter into a remediation agreement under Section 6.1(a).

            (f) Purchase Price. In accordance with Section 2.5, Purchaser shall pay or cause to be paid to Seller the Closing Cash Payment.

            (g) Bankruptcy Court Order. The Approval Order shall have been entered by the Bankruptcy Court.

            7.2 Conditions to the Obligations of Purchaser. All obligations of Purchaser under this Agreement are subject to the fulfillment, unless waived in writing at the sole option of Purchaser, at or prior to the Closing Date, of each of the following conditions precedent:

            (a) Representations and Warranties. The representations and warranties of Seller herein contained shall be true, correct and complete in all material respects on and as of the Closing Date (except that any representation or warranty which by its terms is (i) made as of a specified date, in which case it shall be true, correct and complete in all material respects as of such specified date or (ii) qualified by a reference to materiality or Material Adverse Effect, in which case such representation and warranty as so qualified shall be true, correct and complete in all respects) with the same force and effect as though made on and as of said date, except as affected by transactions contemplated or permitted by this Agreement.

            (b) Covenants. Seller shall have performed in all material respects all of the obligations and agreements and complied in all material respects with all of the covenants contained in this Agreement to be performed and complied with by it at or prior to the Closing Date.

            (c) Closing Documents. Purchaser shall have received all reports, agreements, certificates, instruments and other documents required to be delivered by Seller on the Closing Date pursuant to Section 8.2, and the form and substance of all such reports, agreements, certificates, instruments and other documents shall be reasonably satisfactory to Purchaser.

            (d) Absence of Orders; Actions. No Law or Order shall have been enacted, entered, issued, promulgated or enforced by any Governmental Authority which prohibits or materially restricts the transactions contemplated by this Agreement. No Action before any court or any other Governmental Authority shall have been commenced and be continuing, no investigation by any Governmental Authority shall have been commenced and be continuing, and no Action by any Governmental Authority shall have been threatened against Purchaser or Seller seeking to restrain, prevent or challenge the transactions contemplated hereby or questioning the validity or legality of any of such transactions, or seeking damages in connection with the same.

            (e) Third Party Consents. Seller shall have obtained all Consents required to be obtained by it (or which it is required to use its commercially reasonable efforts to obtain) in connection with the transactions contemplated by this Agreement, including all Consents contemplated by Section 6.7 including such Orders of the Bankruptcy Court which relate to the assumption and sale of the Assumed Contracts.

            (f) No Material Adverse Effect. Since the date of this Agreement, no event shall have occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

            (g) Bankruptcy Court Order. The Approval Order has been entered by the Bankruptcy Court in form and substance reasonably acceptable to Purchaser and is, at the time all other conditions set forth in this Article VII are satisfied, a Final Order, and all obligations of Seller therein shall have been satisfied to the reasonable satisfaction of Purchaser.

            (h) Permits. Purchaser shall have all material Permits that are required by any Governmental Authority to allow it to own the Transferred Assets, except where such Permits, by law or rules and regulations of the Governmental Authority, cannot be obtained prior to Purchaser's ownership of the Transferred Assets.

            (i) Retained Samples; Manufacturing Records. Seller shall have removed, or cause to have been removed, from the Real Property prior to the Closing Date (i) all retained samples of products manufactured by Seller and any lot specific batch record related thereto and (ii) manufacturing records of Seller with respect to any retained samples.

                                  ARTICLE VIII
                                     CLOSING

            8.1 Closing Transactions. All documents and other instruments required to be delivered at the Closing shall be regarded as having been delivered simultaneously, and no document or other instrument shall be regarded as having been delivered until all have been delivered.

            8.2 Deliveries by Seller to Purchaser. At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

            (a) a certificate executed by the President and a Vice President or the Treasurer of Seller, dated as of the Closing Date, certifying that all representations and warranties of Seller herein contained were true, correct and complete in all material respects when made and are true, correct and complete in all material respects as of the Closing Date (other than any representation or warranty which by its terms is (i) made as of a specified date, which shall be true, correct and complete in all material respects as of such date or (ii) qualified by a reference to materiality or Material Adverse Effect, in which case it as so qualified shall be true, correct and complete in all respects) as if made thereon and that Seller has performed or complied in all material respects with all of the covenants and obligations required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date;

            (b) the duly executed Bill of Sale;

            (c) the duly executed Assumption Agreement;

            (d) the Approval Order;

            (e) a general warranty deed dated as of the Closing Date, conveying the Purchased Real Property, duly executed by Seller and in form and substance satisfactory to Purchaser;

            (f) a pro forma Title Policy or "marked-up" Title Commitment, signed by the Title Company, insuring Purchaser's good and marketable fee simple title to each parcel of the Purchased Real Property and title to all recorded easements, if any, appurtenant to each such parcel of Purchased Real Property, free and clear of all Liens (including, without limitation, any and all of the Title Company's standard exceptions), together with payment of the premiums therefor and all of the Title Company title search, escrow and closing fees;

            (g) a Survey of the Purchased Real Property in form and substance acceptable to Purchaser in all respects;

            (h) all real property transfer tax declarations and all affidavits and other documents required by the Title Company in connection with the issuance of the Title Policy;

            (i) a Patent Assignment with respect to any Patents constituting Transferred Assets in form and substance acceptable to Purchaser in all respects;

            (j) a Trademark Assignment with respect to any Trademarks, constituting Transferred Assets in form and substance acceptable to Purchaser in all respects;

            (k) a Copyright Assignment with respect to any Copyrights constituting Transferred Assets in form and substance acceptable to Purchaser in all respects; and

            (l) such other instruments and documents as are (i) required by any other provisions of this Agreement to be delivered on the Closing Date by Seller to Purchaser or (ii) reasonably necessary, in the opinion of Purchaser, to effect the performance of this Agreement by Seller.

            8.3 Deliveries by Purchaser to Seller. At the Closing, Purchaser shall deliver or cause to be delivered to Seller:

            (a) an amount equal to the Closing Cash Payment;

            (b) a certificate executed by the President and a Vice President or the Treasurer of Purchaser, dated as of the Closing Date, certifying that all representations and warranties of Purchaser herein contained were true, correct and complete in all material respects when made and are true, correct and complete in all material respects as of the Closing Date (other than any representation or warranty which by its terms is (i) made as of a specified date, which shall be true, correct and complete in all material respects as of such date or (ii) qualified by a reference to materiality or Purchaser Material Adverse Effect, in which case it as so qualified shall be true, correct and complete in all respects) as if made thereon and that Purchaser has performed or complied in all material respects with all of the covenants and obligations required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

            (c) certificate of good standing, dated as of a recent date, for Purchaser from its jurisdiction of incorporation;

            (d) the duly executed Assumption Agreement; and

            (e) such other instruments and documents as are (i) required by any other provisions of this Agreement to be delivered on the Closing Date by Purchaser to Seller or (ii) reasonably necessary, in the opinion of Seller, to effect the performance of this Agreement by Purchaser.

                                   ARTICLE IX
                                   TERMINATION

            9.1 Termination. This Agreement may be terminated prior to the Closing and the transactions contemplated hereby may be abandoned:

            (a) by the mutual written consent of Purchaser and Seller;

            (b) by Seller, upon written notice to Purchaser, if the Closing has not taken place on or prior to December 31, 2005, other than by reason of a material breach of this Agreement by Seller;

            (c) by Purchaser, upon written notice to Seller, if the Closing has not taken place on or prior to December 31, 2005, other than by reason of a material breach of this Agreement by Purchaser;

            (d) by Purchaser or Seller, upon written notice to the other, if there shall be in effect a non-appealable order of a court of competent jurisdiction permanently prohibiting the consummation of the transactions contemplated hereby, or otherwise altering the terms of any of the foregoing in any material respect;

            (e) by Seller if Purchaser is in material breach of any representation, warranty, covenant or agreement under this Agreement which is not curable or, if curable, is not cured within thirty (30) days after Purchaser receives written notice of such breach from Seller or such breach has not been waived by Seller (and Seller is not then in material breach of any representation, warranty, covenant or agreement under this Agreement);

            (f) by Purchaser if Seller is in material breach of any representation, warranty, covenant or agreement under this Agreement which is not curable or, if curable, is not cured within thirty (30) days after Seller receives written notice of such breach from Purchaser or such breach has not been waived by Purchaser (and Purchaser is not then in material breach of any representation, warranty, covenant or agreement under this Agreement);

            (g) by Purchaser or Seller if,

                  (i) [reserved];

                  (ii) the Bidding Procedures Order shall not have been entered by October 25, 2005;

                  (iii) the Approval Order shall not have been entered by November 30, 2005;

                  (iv) the Approval Order shall not have become a Final Order within 20 days after the date all the conditions set forth in Article VII other than the condition in Section 7.2(g) are satisfied; or

                  (v) the Bankruptcy Court approves (and Seller consummates) an Alternative Transaction or the Seller otherwise consummates an Alternative Transaction; or

            (h) by Seller or Purchaser if, at or prior to the Closing Date, any condition set forth herein for the benefit of Seller or Purchaser, respectively, shall not have been timely met and cannot be met prior to December 31, 2005 and has not been waived; provided, that the party seeking to terminate this Agreement pursuant to this clause (h) shall not be responsible for the failure of such condition.

            9.2 Status of Agreement after Termination. Upon any termination of this Agreement pursuant to Section 9.1, this Agreement shall become void and shall have no effect; except for those obligations in Sections 9.2 and 9.3 and
Article X hereof, which shall survive the termination of this Agreement in accordance with its terms.

            9.3 Fees and Expenses.

            (a) If this Agreement is terminated pursuant to Section 9.1(g)(v) (and Purchaser is not in breach of its obligations under this Agreement) the Deposit will be wired in immediately available funds to an account designated by Purchaser within three (3) Business Days of such termination.

            (b) If this Agreement is terminated for any reason (other than as set forth in subsection (a) above or pursuant to Section 9.1(e)), the Deposit will be wired in immediately available funds to an account designated by Purchaser within three (3) Business Days of such termination.

            (c) In the event Seller terminates this Agreement pursuant to
Section 9.1(e), Seller shall retain the Deposit and Purchaser shall thereafter have no rights thereto.

            (d) Except as specifically provided in this Article IX, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

            9.4 Exclusive Remedy. The parties acknowledge and agree that the rights and remedies provided in Article IX are the exclusive rights and remedies in the event of any breach of any representation, warranty, agreement or covenant by any party hereto prior to the Closing (other than those which cannot be waived by statute). Furthermore, Seller acknowledges and agrees that (a) the Deposit shall constitute the sole liability of Purchaser for any Liability and Costs resulting from any breach of this Agreement prior to Closing (including, without limitation, for failure to consummate the transactions contemplated hereby) and (b) neither Seller nor its Affiliates shall have any recourse whatsoever against any third party with respect to any act or omission by Purchaser with respect to this Agreement, including, without limitation, against any present or potential financing source of Purchaser, against any of Purchaser's past and present Affiliates, or any of the their respective general and limited partners, shareholders, officers, directors, employees, advisors or agents.

                                    ARTICLE X
                               GENERAL PROVISIONS

            10.1 Survival. The representations and warranties contained in this Agreement shall terminate as of the Closing. The covenants contained herein shall survive in accordance with their terms.

            10.2 Notices. All waivers, notices, consents, demands, requests, approvals and other communications which are required or may be given hereunder shall be in writing and shall be deemed to have been duly given when hand-delivered, sent by telecopier, delivered by national overnight courier service, or 72 hours after mailed by certified first class mail, return receipt requested, postage prepaid, as follows:

            (a) If to Seller:

                        Able Laboratories, Inc.
                        1 Able Drive
                        Cranbury, NJ  08512
                        Attention: Richard Matthews Shepperd
                        Telephone: (609) 495-2860
                        Facsimile:  (609) 495-2705


                  with a copy to:

                        Cadwalader, Wickersham & Taft LLP 1201 F. Street, N.W. Suite 1100
                        Washington, D.C.  20004
                        Attention: Mark C. Ellenberg
                        Telephone: (202) 862-2200
                        Facsimile:  (202) 862-2400


(b) If to Purchaser:

                        Sun Pharmaceutical Industries Limited
                        C/O Jitrendra N. Doshi
                        1150 Elijah McCoy Drive
                        Detroit, Michigan 48202
                        Telephone: (313) 871-8400
                        Facsimile:  (313) 871-8039

                  with a copy to:

                        Bodman LLP
                        100 Renaissance Center, 34th Floor
                        Detroit, Michigan 48243
                        Atten: Fred B. Green
                        Telephone: (313) 259-7777
                        Facsimile:  (313) 393-7579

or to such other address or to such other Person as may be designated by a party by written notice to the other parties hereto.

            10.3 Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns; provided, however, that, nothing in this Agreement shall be construed to confer any rights, remedies, obligations or liabilities on any Person other than the parties hereto or their respective successors and assigns. In the event that a Chapter 11 trustee is appointed for Seller, or in the event that the Bankruptcy Case is converted to a case under Chapter 7 of the Bankruptcy Code, the obligations of Seller hereunder shall be binding upon such trustee or successor Chapter 7 estate.

            10.4 Public Announcements. The parties hereto shall advise and consult with each other prior to the making of any public announcement with respect to the transactions contemplated hereby and, in any event, shall not issue any press releases, make any public announcement or statement without the consent of the other parties, except for filings, or registrations which may be required by Law, an Order of the Bankruptcy Court or by obligations pursuant to an agreement with any national securities exchange; provided, that the party intending to make such release shall give the other parties prior notice thereof and shall use its commercially reasonable efforts consistent with such applicable Law, Order or obligation to consult with the other party with respect to the text and substance of such announcement.

            10.5 Entire Agreement. This Agreement (which includes its Schedules) embodies the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersedes any prior agreement or understanding between the parties with respect to the subject matter thereof.

            10.6 Waivers and Amendments. Except as provided below, this Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by Purchaser and Seller or, in the case of a waiver, by Purchaser or Seller, as the case may be, waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. No waiver on the part of any party of any such right, power or privilege, and no single or partial exercise of any such right, power or privilege, shall preclude any further exercise thereof or the exercise of any other such right, power or privilege.

            10.7 Counterparts. This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.

            10.8 Headings. Headings of the Sections and paragraphs in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

            10.9 Assignment. This Agreement may not be assigned by any party without the prior written consent of the other. Notwithstanding the foregoing, Purchaser may, without the consent of Seller, assign and delegate its obligations and rights hereunder to an Affiliate or Affiliates of Purchaser, but no such assignment shall relieve Purchaser of its obligations hereunder.

            10.10 Applicable Law. This Agreement shall be governed and construed and interpreted in accordance with the laws of the State of New York, without regard to choice of laws principles, and, to the extent applicable, the federal laws of the United States of America.

            10.11 Jurisdiction. Each party hereto irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court and, subject to the terms of the Approval Order, the courts of the State of New Jersey and of the United States of America sitting in New Jersey, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that the venue thereof may not be appropriate, that such suit, action or proceeding is improper or that this Agreement or any of the documents referred to in this Agreement may not be enforced in or by said courts, and each party hereto irrevocably agrees that all claims with respect to such suit, action or proceeding shall be heard and determined in such Bankruptcy Court or a New Jersey state or federal court. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party in the manner provided in this Section 10.11 and to the addresses provided in Section 10.2 and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by Law.

            10.12 Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NONE OF THEIR RESPECTIVE REPRESENTATIVES, AGENTS OR ATTORNEYS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO EXECUTE THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS HEREIN.

            10.13 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validly or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

            10.14 Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

            10.15 Disbursements by Seller. Seller agree that they will disburse any funds received by it pursuant hereto in accordance with all Orders of the Bankruptcy Court.

            10.16 Construction. This Agreement has been freely and fairly negotiated between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provisions of this Agreement. Any reference to any law will be deemed to refer to such law as in effect on the date hereof and all rules and regulations promulgated thereunder, unless the context otherwise requires. The words "include," "includes" and "including" will be deemed to be followed by "without limitation." Pronouns in masculine, feminine and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words "this Agreement," "herein," "hereof," "hereby," "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Except as expressly stated herein, there are no third party beneficiaries to this Agreement.

      IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of November 1, 2005.


                              ABLE LABORATORIES, INC.

                              By: /s/  Richard M. Shepperd
                                  -------------------------
                              Name:  Richard M. Shepperd
                              Title: Director of Restructuring


                              SUN PHARMACEUTICAL INDUSTRIES LIMITED


                              By: /s/  Jitendra N. Doshi
                                  -------------------------
                              Name:  Jitendra N. Doshi
                              Title: Authorized Agent